Exhibit (h) (iii)
REYNOLDS FUNDS, INC.
FIRST AMENDMENT TO
THE FUND ADMINISTRATION SERVICING AGREEMENT

THIS FIRST AMENDMENT, effective as of  January, 1, 2013, to the Fund Administration Servicing Agreement, dated as of  October 1, 2009, (the "Agreement"), is entered by and between Reynolds Funds, Inc., a Maryland corporation (the "Corporation") and U.S. Bancorp Fund Services, LLC., a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Fund Administration Servicing Agreement; and

WHEREAS, the Fund and USBFS desire to amend the fees and the length of the Agreement; and

WHEREAS, Section 14 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Section 10, Term of Agreement; Amendment shall be superseded and replaced with the following:

10.           Term of Agreement; Amendment; Early Termination

This Agreement shall become effective as of January 1, 2013 and will continue in effect for a period of five (5) years.  Subsequent to the five-year term, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Company, and authorized or approved by the Board of Directors.

In the absence of any material breach of this Agreement, should the Company elect to terminate this Agreement prior to the end of the five (5) year term, the Company agrees to pay the following fees:

a.	all monthly fees through the life of the contract, including the repayment of any negotiated discounts and conversion costs from the prior service provider;
b.	all fees associated with converting services to successor service provider;
c.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
d.	all out-of-pocket costs associated with a-c above.

Exhibit B is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

REYNOLDS FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Frederick Reynolds	By: /s/ Michael R. McVoy

Printed Name: Frederick Reynolds	Printed Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Amended Exhibit B to the Fund Administration Servicing Agreement
Reynolds Blue Chip Growth Fund
Fund Administration & Portfolio
Compliance Services Fee Schedule
Effective 01/01/2013

Annual Fee Based Upon Average Net Assets Per Fund*
8 basis points on the first $____ million
6 basis points on the next $____ million
4 basis points on the balance
Minimum annual fee:  $____ per fund portfolio

Services Included in Annual Fee Per Fund
▪	Advisor Information Source
▪	Daily Performance Reporting
▪	Daily compliance testing (Charles River)
▪	Tax Services
▪	Blue Sky Services

Chief Compliance Officer Support Fee (Fund Complex)
▪	$____ /year

Legal Administration Fee (Fund Complex)
▪	$____ /year

Multiple Classes – Add the following for each class beyond the first class:
▪	$____ base fee

Out-Of-Pocket Expenses
Including but not limited to postage, stationery, programming, special reports, third-party data provider costs (including GICS, MSCI, Lipper, etc), proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing charges, PFIC monitoring, and conversion expenses (if necessary).

Additional Services
Available but not included above are the following services – USBFS legal administration (e.g., subsequent new fund launch),  Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), and additional services mutually agreed upon.

*Subject to annual CPI increase, Milwaukee MSA  Effective January, 2016

Fees are calculated pro rata and billed monthly.